UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2008

Cyberkinetics Neurotechnology Systems, Inc.
(Exact name of registrant specified in charter)
Delaware	000-50505	13-4287300
(State of	(Commission File	(IRS Employer
Incorporation)	Number)	Identification No.)

100 Foxborough Blvd., Suite 240
Foxborough, MA 02035
(Address of principal executive offices) (Zip Code)

508-549-9981
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 8.01	Other Events

On March 14, 2008 we submitted to the FDA an amendment to our Humanitarian Device Exemption (HDE) application for our Andara OFS System for the treatment of spinal cord injuries. The amendment was filed in response to a letter we received from the FDA on December 7, 2007 requesting additional information related to clinical data, study analysis, biocompatibility, sterilization, device description, and labeling to support a determination that the use of our Andara OFS System results in a probable benefit for patients that is improved over standard therapies. In its letter to us in May 2007, the FDA noted that the data provided in our initial HDE submission demonstrated that the use of our Andara OFS System resulted in improved sensory function. The December 7, 2007 FDA letter to us sought further clarification of the data we previously submitted to support the premise of probable benefit based on clinically significant improvement in sensory function.

Prior to submitting our latest amendment, we attended a meeting at the FDA’s offices in Bethesda, Maryland with members of the FDA review staff, including the Director and Deputy Director of the division responsible for our HDE review. An independent statistician who is an expert in clinical trial outcomes in spinal cord injury presented findings from his own analysis of the Andara OFS study data in comparison to the data for the placebo group of a large previously completed, randomized clinical trial of spinal cord injury. We also made available to the FDA a team of experts including five neurosurgeons, (one a former president of the Congress of Neurological Surgeons, one a former Chair of Neurosurgery at Walter Reed, and two authors of the American Academy of Neurosurgeons clinical guidelines for the treatment of spinal cord injuries), one physician who runs a large spinal cord injury rehabilitation center, an expert in spinal cord injury outcomes measurement, and a patient advocate. All of these experts recommended to the FDA that the Andara OFS System appeared to meet the standard for probable benefit associated with an HDE application

Our submission included the detailed written report of the independent statistician, which concluded that compared to matched patients drawn from the placebo group of the large randomized trial of spinal cord injured patients, the patient sensory improvements demonstrated in the Andara OFS System study were statistically significantly higher than for those in the placebo group.

The FDA will have at least 75 days from receipt to review our amended application and may have additional questions for us or request additional information.  Although we believe that we have provided the FDA with the information requested, we cannot provide any assurance that (i) our response will be satisfactory to the FDA or that we will not have to conduct additional significant, lengthy and expensive clinical trials before the FDA would grant its approval to market the Andara™ OFS™ System, or (ii) the FDA will ever grant such approval.

In light of the FDA taking 150 days to respond to our prior HDE amendment, we cannot be certain when the FDA will respond to our latest amendment. Consequently, given our need to preserve our cash to support our continued operations, and given uncertainty about our ability to raise funds in the difficult capital markets, we have taken steps to significantly reduce our administrative, sales, marketing and clinical spending, including reducing headcount. Additionally, we are currently exploring the potential sale of assets related to our neural interface business, as such assets are not within our primary strategic focus, and we continue to seek new equity financing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyberkinetics Neurotechnology Systems, Inc.

By:	/s/ Timothy R. Surgenor
Name:	Timothy R. Surgenor
Title:	President and Chief Executive Officer

Dated: March 19, 2008